Exhibit 99.1

April 10, 2006

David F. Lamere

28 Green Lane

Weston, MA 02493-2308

Dear David:

As Mellon continues to align its businesses for strategic growth, it is appropriate to ensure understanding of the compensation and benefits that Mellon1 provides to you. We continue to believe in your leadership and wish to reaffirm our support for your continued success.

•	Base Salary. Your annual base salary is $500,000 and is subject to annual review.

•	Mellon Financial Corporation (MFC) Profit Bonus Plan. Your bonus opportunity under the MFC Profit Bonus Plan will be in accordance with, and subject to, the terms of the Plan. Your annual bonus matrix is 200% of base salary at on-target performance, 300% of base salary at strong performance and 400% of base salary at outstanding performance. The matrix may be reviewed from time to time and adjusted accordingly.

•	Long-Term Incentive Award. Your eligibility for an award under the Mellon Financial Corporation Long-Term Profit Incentive Plan (2004) (LTPIP) will be based on the matrix established for your 2006 award. This matrix may be reviewed from time to time and adjusted accordingly. Awards are subject to the terms of the LTPIP as well as any individualized agreements that are required.

In addition, on March 13 the Human Resources Committee granted to you a special one-time award under the LTPIP of $2,000,000. The award is contingent upon execution of a Confidentiality and Non-solicitation Agreement within 30 days of receipt of this letter. The award was comprised of 27,871 shares of restricted stock and 124,379 stock options. Both vest three years from the date of grant. Quarterly dividends will be paid via the Dividend Reinvestment Program (DRIP) and held in escrow until the end of the vesting period. If separation of employment occurs due to death, disability, retirement, or sale of business, the award will vest one-third per year for each full or partial year of service. In the event of a “Without Cause Termination”, including displacement, the Award will fully vest on the date of termination. For all other forms of termination the award and the escrowed quarterly dividends will forfeit.

•	Benefits. You will participate in employee benefit plans or programs, which are generally available to similarly situated executives, to the extent permissible under the law and the general terms and provisions of such plans or programs and in accordance with the provisions thereof.

•	Change in Control Agreement. This letter does not impact the Change in Control Agreement that you entered into on September 17, 2001.

•	Involuntary Separation of Employment. Upon involuntary separation of employment, with respect to plans or programs of Mellon, you will be treated no less favorably than other similarly situated separated executives to the extent permissible under the law and the general terms and provisions of such plans or programs and in accordance with the provisions thereof. If Mellon determines that it is necessary or appropriate for any payments, including benefits which cannot be provided on a nontaxable basis, to be delayed in order to avoid additional tax, interest and/or penalties under Section 409A of the Internal Revenue Code (“Code”), then the payments and benefits would not be made before the date which is the first day following the six (6) month anniversary of the date of the involuntary separation (or upon earlier death).

[1]	Except as otherwise provided in this letter, Mellon shall include employment by subsidiaries or affiliates of Mellon Financial Corporation (MFC), and the obligation of MFC to make any payment or provide any benefits to you shall be deemed satisfied to the extent that such payment is made or such benefit is provided by any subsidiary or affiliate of MFC.

David F. Lamere

April 10, 2006

•	Definition of “Without Cause Termination”. The phrase “Without Cause Termination” is defined as an involuntary termination of your employment by Mellon for reasons other than because you have (i) been convicted of, or have entered a plea of nolo contendere or entered into a pretrial diversion with respect to a crime evidencing moral turpitude, deceit, dishonesty or fraud, breach of trust or money laundering, including without limitation a criminal offense covered by Section 19 of the Federal Deposit Insurance Act, 12 U.S.C. § 1829, or any successor provision, (ii) engaged in conduct which constitutes a willful and continued failure to perform your duties (other than by reason of disability), (iii) committed any event referred to in Section 203(e) of the Investment Advisers Act of 1940, the Securities Exchange Act, or Section 411(a) of the Employee Retirement Income Security Act of 1974; (iv) engaged in material or repeated violations of provision(s) of the MFC Code of Conduct, MFC Securities Trading Policy or Mellon policies (as the same may be modified from time to time), or (v) willfully engaged in any misconduct which has the effect of being materially injurious to Mellon, its parents, subsidiaries, affiliates or related companies.

•	Employment At Will. Your employment with Mellon, its parents, subsidiaries, affiliates, successors, related companies, and assigns will remain at all times at will, and the employment relationship may be terminated at any time by you or the Company with or without cause.

•	Policies. You agree to abide by Mellon policies, including, but not limited to, the Code of Conduct and Securities Trading Policies as they are amended from time to time.

•	Confidentiality and Non-solicitation Agreement. You acknowledge that the terms of the enclosed Confidentiality and Non-solicitation Agreement are incorporated by reference in this letter, as if fully set forth herein, remain in full force and effect and will survive the termination of your employment as provided therein. Please sign the enclosed agreement and return to Lisa Ferrante at AIM # 151-0722 within 30 days of receipt of this package.

David, you are a valued member of the Mellon leadership team, and I look forward to your continued contributions.

Yours sincerely,

/s/ Robert P. Kelly

cc: Lisa B. Peters

Enclosure

ACCEPTED

/s/ David F. Lamere	4/13/06
David F. Lamere	Date